Exhibit 99.1

               MIDSOUTH BANCORP, INC. REPORTS 3RD QUARTER EARNINGS

     LAFAYETTE, La., Oct. 25 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (Amex: MSL) announced third quarter 2005 net income of $1,634,000, a decrease of $320,000 from the $1,954,000 earned in the third quarter of 2004 and a decrease of $406,000 from the $2,040,000 earned in the second quarter of 2005.

     During the third quarter of 2005, MidSouth Bancorp, Inc. ("the Company") successfully met the challenges presented by two devastating hurricanes, Katrina and Rita. In the aftermath of both storms, the Company's headquarters and data processing center were unaffected and access to customer accounts was not interrupted. MidSouth Bancorp's team of associates worked diligently to ensure customers' needs were met.

     With Katrina, the Company's Louisiana subsidiary, MidSouth Bank, experienced short-term power outages at its newly opened Baton Rouge office and the loan production office in Houma, but no physical property damage. Completion of the new Houma banking office has been delayed due to supply problems resulting from the hurricane. Hurricane Rita brought mandatory evacuations, extended power outages and minor damage to four of the Company's Texas subsidiary, Lamar Bank ("Lamar"), offices in southeast Texas and three MidSouth Bank offices in southwest Louisiana. Within one week, limited services were available in all of the Company's affected markets. Customers were also serviced through Lamar offices in College Station and Conroe and through MidSouth Bank's Customer Care Center, operations departments and branch offices. All offices are currently fully functional and operating under normal conditions.

     Although the total impact of the hurricanes affecting the Company's service area may not be fully known at this time, management estimates service charge income, primarily NSF fees, was negatively impacted by approximately $60,000 in August and September 2005. Despite the negative impact, service charge income increased in both quarterly and year-to-date comparison.

     MidSouth Bank and Lamar lenders connected with their customers after the storms to assist in meeting their needs and to assess potential credit issues resulting from the storms. Initial discussions with customers and preliminary analysis of exposure in the affected areas reflected no significant immediate credit losses resulting directly from the hurricanes. Further analysis will be performed to assess credit-related risks resulting from the storms. At this time, management believes the $300,000 added to the provision for loan losses in the third quarter of 2005 is adequate to bring the Allowance for Loan Losses ("ALL") to a sufficient level to cover probable losses within the loan portfolio. Provision expense increased $50,000 in comparison to the $250,000 expensed to the provision for loan losses in the third quarter of 2004.

     Continuing third quarter comparison, start up costs totaling approximately $178,000, including salaries, marketing and occupancy expenses, for four new retail store locations impacted third quarter 2005 earnings. Finally, $130,000 in gains on sales of investment securities was recorded in the third quarter of 2004. No nonrecurring income was recorded in the third quarter of 2005.

     In addition to the $178,000 in start-up costs and the $60,000 negative impact to service charge income recorded in the third quarter of 2005, the $406,000 decrease in earnings from the second quarter of 2005 resulted primarily from a $234,000 increase in the third quarter provision for loan losses and from nonrecurring income recognized in the second quarter of 2005 of $93,000 received as a distribution by PULSE. The provision for loan losses totaled $300,000 for the third quarter 2005 and was necessary to support the risk profile of the loan portfolio relative to growth.

     Basic earnings per share were $.33 for the quarter ended September 30, 2005, compared to $.45 per share reported for the third quarter of 2004, and $.42 per share earned in the second quarter of 2005. Diluted earnings per share were $.32 for the third quarter of 2005 compared to $.43 per share for the third quarter of 2004 and $.40 for the second quarter of 2005. Earnings per share data have been adjusted to reflect a 10% stock dividend on common stock to holders of record on July 29, 2005 and payable on August 19, 2005.

     Year-to-date earnings as of September 30, 2005 totaled $5,598,000, a 4.4% increase over the $5,360,000 reported for the nine months ended September 30, 2004. Basic earnings per share were $1.14 at September 30, 2005 versus $1.22 per share at September 30, 2004. Diluted earnings per share were $1.10 versus $1.17, respectively.

     Highlights for the Quarter Ended September 30, 2005

     * Return on average equity was 12.51% for the third quarter of 2005 compared to 22.46% for the third quarter of 2004. The return on average common equity for 2005 was affected by the issuance of stock in connection with MidSouth Bancorp, Inc.'s acquisition of Lamar Bancshares, Inc., the parent company of Lamar, on October 1, 2004. The leverage capital ratio was 8.97% at September 30, 2005 compared to 9.66% at September 30, 2004.

     * Net interest income totaled $6,925,000 for the third quarter of 2005, up 28.6% from the $5,384,000 reported for the third quarter of 2004. Net interest income increased primarily due to a 30% increase in the average volume of earning assets, including approximately $102 million in earning assets acquired from Lamar. Net of Lamar earning assets acquired, the Company increased the average volume of earning assets by approximately $32 million or 7% over the past twelve months.

     * Total consolidated assets increased $157.3 million or 31.3%, from $502.2 million at the end of the third quarter of 2004 to $659.5 million at the end of the third quarter of 2005. Net of $127.8 million in assets acquired from Lamar, the Company increased total consolidated assets by $29.5 million, or 5.9% over the past twelve months.

     * Total loans grew $140.4 million or 47.8%, from $294.1 million at September 30, 2004 to $434.5 million at September 30, 2005, primarily in commercial, real estate and agricultural credits. Net of $81.4 million in loans acquired from Lamar, the Company increased total loans by $59 million, or 20.1% over the past twelve months.

     * Nonperforming assets, including loans 90 days or more past due, totaled $2.95 million at September 30, 2005. As a percentage of total assets, nonperforming assets increased to .45% at September 30, 2005, up from .17% at September 30, 2004. Nonperforming assets increased primarily due to the placement of a single oil and gas service relationship aggregating $1.3 million on nonaccrual status during the second quarter of 2005. The relationship is well secured and there is currently no expectation of loss should the loan relationship be liquidated. Charge-off volume decreased with net charge-offs to total loans at .07% compared to .17% for the same periods, respectively.

     * Total deposits increased $142.7 million or 32.1%, from $443.7 million at September 30, 2004 to $586.4 million at September 30, 2005. Other than $97.2 million in deposits acquired in the Lamar acquisition, deposit growth has been primarily in the Company's Platinum money market accounts. Additionally, the core non-interest bearing demand accounts have continued to grow and represent approximately 25% of total deposits at September 30, 2005.

     Components of Third Quarter Earnings
     Net interest income for the third quarter of 2005 increased $1.5 million or 28.6% compared to the third quarter of 2004. Of the $1.5 million, approximately $1.1 million was attributed to the addition of Lamar's net interest income and the remaining $400,000 was attributed to an increase in MidSouth Bank's net interest income. Although MidSouth Bank's total interest income increased approximately $1.5 million due to increased earning asset volume in the third quarter of 2005, the increase was mostly offset by an $1.1 million increase in interest expense on deposits as compared to the third quarter of 2004. The increase in interest expense resulted primarily from a higher average volume of interest-bearing deposits that are indexed to the 90-day Treasury bill, which increased 177 basis points over the past 12 months.

     Non-interest income for the third quarter of 2005 increased $464,000 compared to the third quarter 2004. Net of Lamar's contribution of approximately $500,000 to the increase in non-interest income, MidSouth Bank's non-interest income decreased by $36,000. The decrease resulted primarily from $130,000 in nonrecurring income from gains on sales of investment securities that was recorded during the third quarter of 2004. MidSouth Bank's service charges on deposit accounts increased $40,000 in quarterly comparison, net of the $60,000 decrease in NSF fees resulting from the hurricanes.

     Non-interest expense increased $2.4 million from the third quarter of 2004 to the third quarter of 2005, primarily due to Lamar expenses totaling $1.7 million. Lamar's expenses for the third quarter of 2005 included approximately $40,000 in start-up cost for the new Conroe retail store. Of the remaining $.7 million increase in non-interest expenses at MidSouth Bank, approximately $452,000 was attributed to salaries and benefits and $95,000 to occupancy expenses.

     In year-to-date comparison, total net income increased $238,000 or 4.4%. Lamar's contribution of approximately $316,000 to the increase was effected by the $84,500 in conversion costs and by approximately $232,000 in related amortization of core deposit intangibles, net of income taxes.

     MidSouth Bank contributed $213,000 in additional income for the first nine months of 2005 compared to 2004, as increases in net interest income of $1.3 million and non-interest income of $1.5 million offset increased non- interest expenses of $2.6 million. The increase in non-interest expenses resulted primarily from increased salaries and benefit costs ($1,165,000), accounting fees ($246,000), and occupancy ($369,000), marketing ($292,000) and education and travel ($89,000) expenses. The increase in non-interest expenses reflect MidSouth Bank's long-term investment in market development, staff development and system upgrades.

     At the parent company level, increased interest expense of $359,000 on trust preferred securities further contributed to additional net losses of $275,000 for the parent company at September 30, 2005 compared to September 30, 2004.

     In the fourth quarter of 2005, management expects the four new retail offices to impact fourth quarter expenses and any substantial contributions to income will not be reflected until 2006. Additional expenses may be incurred in the fourth quarter of 2005 through insurance deductibles, facility repairs and other related expenses resulting from Hurricane Rita, which made landfall during the last week of September 2005. The extent of damages and costs of repairs were still being determined at quarter-end, however management feels the damages were minimal and the costs will not be significant.

     MidSouth Bancorp, Inc. is a two-bank holding company headquartered in Lafayette, Louisiana whose wholly-owned active subsidiaries are MidSouth Bank, N.A., also headquartered in Lafayette, and Lamar Bank, headquartered in Beaumont, Texas. The MidSouth franchise consists of 27 banking offices and one loan production office throughout south Louisiana and southeast Texas.

     MidSouth's common stock is traded on the American Stock Exchange under the symbol MSL. The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company's anticipated future financial performance. This act protects a company from unwarranted litigation if actual results differ from management expectations. This press release reflects management's current views and estimates of future economic circumstances, industry conditions, MidSouth's performance and financial results. A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.

                     MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                      (in thousands except per share data)

                                     For The Qtr                              For The
                                   Ended Sept. 30,                           Qtr Ended
                            ----------------------------          %           June 30,            %
EARNINGS DATA                   2005            2004             Chg            2005             Chg
-------------------------   ------------    ------------    ------------    ------------    ------------
Total interest
 income                     $      9,882    $      6,815            45.0%   $      9,333             5.9%
Total interest
 expense                           2,957           1,431           106.6%          2,476            19.4%
Net interest
 income                            6,925           5,384            28.6%          6,857             1.0%
Provision for
 loan losses                         300             250            20.0%             66           354.5%
Non-interest
 income                            2,840           2,376            19.5%          3,170           -10.4%
Non-interest
 expense                           7,319           4,934            48.3%          7,187             1.8%
Provision for
 income tax                          512             622           -17.7%            734           -30.2%
Net income                  $      1,634    $      1,954           -16.4%   $      2,040           -19.9%
PER COMMON SHARE
 DATA (A)
Basic earnings
 per share                  $       0.33    $       0.45           -25.9%   $       0.42           -21.4%
Diluted
 earnings per
 share                      $       0.32    $       0.43           -25.1%   $       0.40           -20.0%

Book value at
 end of period              $      10.66    $       8.33            28.0%   $      10.49             1.6%
Market price
 at end of
 period                     $      30.40    $      24.00            26.7%   $      22.27            36.5%
Weighted avg
 shares
 outstanding
  Basic                        4,905,783       4,376,703            12.1%      4,897,241             0.2%
  Diluted                      5,086,647       4,574,688            11.2%      5,068,921             0.3%
AVERAGE BALANCE
 SHEET DATA
Total assets                $    650,219    $    483,738            34.4%   $    623,095             4.4%
Earning assets                   587,787         453,758            29.5%        566,505             3.8%
Loans and
 leases                          422,588         284,840            48.4%        401,581             5.2%
Interest-bearing
 deposits                        438,058         335,087            30.7%        415,034             5.5%
Total deposits                   574,754         433,976            32.4%        547,347             5.0%
Total
 stockholders'
 equity                           51,813          34,613            49.7%         50,314             3.0%
SELECTED
 RATIOS                       09/30/2005      09/30/2004                      06/30/2005
Return on average
 assets                             1.00%           1.61%          -38.0%            1.31%         -24.1%
Return on average
 total equity                      12.51%          22.46%          -44.3%           16.26%         -23.1%
Return on average
 realized
 equity (B)                        12.42%          22.19%          -44.0%           16.13%         -23.0%
Average equity
 to average
 assets                             7.97%           7.16%           11.4%           8.07%           -1.3%
Leverage capital
 ratio                              8.97%           9.66%           -7.1%            9.15%          -2.0%
CREDIT QUALITY
Allowance for
 loan losses as
 a % of total
 loans                              0.97%           1.00%           -3.0%            0.99%          -2.0%
Nonperforming
 assets to total
 assets                             0.45%           0.17%          164.7%           0.36%           25.0%
Net YTD charge-
 offs to total
 loans                              0.07%           0.17%          -58.8%            0.05%          40.0%

(A) Earnings per common share data has been adjusted for a 10% stock dividend payable on August 19, 2005 to shareholders of record on July 29, 2005.

(B)  Excluding net unrealized gain (loss) on securities available for sale.

                     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
            Condensed Consolidated Financial Information (unaudited)
                      (in thousands except per share data)

                                         Period Ended                                    Period Ended
                                           Sept. 30,                             ----------------------------
                                 ----------------------------          %           Jun. 30,        Dec. 31,
BALANCE SHEET                        2005            2004             Chg            2005            2004
------------------------------   ------------    ------------    ------------    ------------    ------------
Assets
Cash and cash equivalents        $     27,733    $     33,226           -16.5%   $     25,534    $     17,397
Securities available-for-
 sale                                 133,917         135,137            -0.9%        133,336         143,261
Securities held-to-
 maturity                              20,086          23,133           -13.2%         21,180          22,852
     Total investment
      securities                      154,003         158,270            -2.7%        154,516         166,113
Total loans                           434,478         294,062            47.8%        410,030         386,471
Allowance for loan losses              (4,211)         (2,949)           42.8%         (4,039)         (3,850)
     Loans, net                       430,267         291,113            47.8%        405,991         382,621
Premises and equipment                 21,680          12,553            72.7%         21,036          19,338
Goodwill and other
 intangibles                           10,454             941          1010.9%         10,471          10,644
Other assets                           15,344           6,128           150.4%         14,345          13,975

     Total assets                $    659,481    $    502,231            31.3%   $    631,893    $    610,088

Liabilities and
 Stockholders' Equity
Non-interest bearing
 deposits                        $    148,895    $    100,296            48.5%   $    130,525    $    124,659
Interest bearing deposits             437,509         343,454            27.4%        428,197         405,724
   Total deposits                     586,404         443,750            32.1%        558,722         530,383
Securities sold under
 agreements to repurchase
 and FHLB borrowings                    2,191           5,213           -58.0%          2,354          12,412
Junior subordinated
 debentures                            15,465          15,000             3.1%         15,465          15,465
Other liabilities                       3,045           1,710             3.1%          3,829           3,255
     Total liabilities                607,105         465,673            78.1%        580,370         561,515
Total shareholders'
 equity                                52,376          36,558            30.4%         51,523          48,573
     Total liabilities
      and shareholders'
      equity                     $    659,481    $    502,231            31.3%   $    631,893    $    610,088

                     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
            Condensed Consolidated Financial Information (unaudited)
                      (in thousands except per share data)

                                     Three Months Ended                             Nine Months Ended
                                        September 30,                                 September 30,
                                 ---------------------------         %         ---------------------------         %
INCOME STATEMENT                     2005           2004            Chg            2005           2004          Change
------------------------------   ------------   ------------   ------------    ------------   ------------   ------------
Interest income                  $      9,882   $      6,815           45.0%   $     27,853   $     19,295           44.4%
Interest expense                        2,957          1,431          106.6%          7,646          3,804          101.0%
  Net interest income                   6,925          5,384           28.6%         20,207         15,491           30.4%
Provision for loan
 losses                                   300            250           20.0%            680            670            1.5%
Service charges on
 deposit accounts                       2,088          1,739           20.1%          6,415          4,665           37.5%
Gains on securities,
 net                                                     130         -100.0%                           132         -100.0%
Other charges and fees                    752            507           48.3%          3,019          1,494          102.1%
  Total non-interest
   income                               2,840          2,376           19.5%          9,434          6,291           50.0%
Salaries and employee
 benefits                               3,653          2,419           51.0%         10,161          6,829           48.8%
Occupancy expense                       1,463          1,031           41.9%          4,047          3,003           34.8%
Goodwill and
 intangible
 amortization                             134             16          737.5%            401             49          718.4%
Other non-interest
 expense                                2,069          1,468           40.9%          6,850          4,020           70.4%
  Total non-interest
   expense                              7,319          4,934           48.3%         21,459         13,901           54.4%
Income before income
 taxes                                  2,146          2,576          -16.7%          7,502          7,211            4.0%
Provision for income
 taxes                                    512            622          -17.7%          1,904          1,851            2.9%
Net income                       $      1,634   $      1,954          -16.4%   $      5,598   $      5,360            4.4%

Earnings per share,
 diluted                         $       0.32   $       0.43          -25.6%   $       1.10   $       1.17           -6.0%

                     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
            Condensed Consolidated Financial Information (unaudited)
                      (in thousands except per share data)

                                   Third         Second        First         Fourth        Third
INCOME STATEMENT                  Quarter       Quarter       Quarter       Quarter       Quarter
Quarterly Trends                    2005          2005          2005          2004          2004
------------------------------   ----------    ----------    ----------    ----------    ----------
Interest income                  $    9,882    $    9,333    $    8,637    $    8,451    $    6,815
Interest expense                      2,957         2,476         2,212         1,890         1,431
     Net interest income              6,925         6,857         6,425         6,561         5,384
Provision for loan losses               300            66           314           321           250
Net interest income after
 provision for loan losses            6,625         6,791         6,111         6,240         5,134
Total non-interest income             2,840         3,170         3,422         2,929         2,376
Total non-interest expense            7,319         7,187         6,953         6,959         4,934
Income before income taxes            2,146         2,774         2,580         2,210         2,576
Income taxes                            512           734           657           591           622
Net income                       $    1,634    $    2,040    $    1,923    $    1,619    $    1,954

Earnings per share, basic        $     0.33    $     0.42    $     0.39    $     0.33    $     0.45
Earnings per share, diluted      $     0.32    $     0.40    $     0.38    $     0.32    $     0.43
Book value per share             $    10.66    $    10.49    $    10.03    $     9.91    $     8.33
Return on Average Equity              12.51%        16.26%        15.79%        13.48%        22.46%

                     MIDSOUTH BANCORP, INC. and SUBSIDIARIES
            Condensed Consolidated Financial Information (unaudited)
                      (in thousands except per share data)

                                       Period Ended                              Period Ended
                                         Sept. 30,                         ------------------------
                                 ------------------------         %         Jun. 30,      Dec. 31,
Asset Quality Data                  2005          2004           Chg          2005          2004
------------------------------   ----------    ----------    ----------    ----------    ----------
Nonaccrual loans                 $    2,125    $      482         340.9%   $    1,892    $      472
Loans past due 90
 days and over                          561           283          98.2%          128           488
Total nonperforming loans             2,686           765         251.1%        2,020           960
Other real estate owned                 111            86          29.1%           98           445
Other foreclosed assets                 154                                       156           283
Total nonperforming assets       $    2,951    $      851         246.8%   $    2,274    $    1,688

Nonperforming assets to
 total assets                          0.45%         0.17%        165.6%         0.36%         0.28%
Nonperforming assets to
 total loans + OREO + other
 foreclosed assets                     0.68%         0.29%        135.0%         0.55%         0.44%
ALL to nonperforming assets          142.70%       346.53%        -58.8%       177.62%       228.08%
ALL to nonperforming loans           156.78%       385.49%        -59.3%       199.95%       401.04%
ALL to total loans                     0.97%         1.00%         -3.3%         0.99%         1.00%

Year-to-date charge-offs         $      482    $      644         -25.2%   $      310    $    1,067
Year-to-date recoveries                 163           133          22.6%          119           182
Year-to-date net charge-offs     $      319    $      511         -37.6%   $      191    $      885
Net YTD charge-offs to total
 loans                                 0.07%         0.17%        -59.7%         0.05%         0.23%

SOURCE  MidSouth Bancorp, Inc.
    -0-                             10/25/2005
    /CONTACT: Sally Gary, Investor Relations, +1-337-267-4202, or sallyg@midsouthbank.com , or Teri Stelly, Controller, +1-337-267-4208, or C.
R. Rusty Cloutier, President, +1-337-267-4201, all of MidSouth Bancorp, Inc./
    (MSL)